Exhibit 10.3

AMENDED AND RESTATED

TRADEMARK LICENSE AGREEMENT

This Amendment and Restatement (this “Agreement”) is made and entered into as of June 23, 2015, by and between HALLMARK LICENSING, LLC (“Hallmark”) and CROWN MEDIA UNITED STATES, LLC (“Licensee”).

WHEREAS, the predecessor of Licensee (Odyssey Holdings, L.L.C.) and Hallmark entered into that certain Amended and Restated Trademark License Agreement between the parties dated as of March 27, 2001, as extended as of November 30, 2002, as of August 28, 2003, as of August 1, 2004, as of August 1, 2005, as of April 10, 2006, as of August 1, 2007, as of August 1, 2008, as of August 15, 2009, as of June 29, 2010 and as of July 14, 2011, and as modified by the Trademark License Amendment No. 2, dated as of January 1, 2004 and the Trademark License Waiver Agreement, dated as of March 3, 2010 (collectively, the “Previous License Agreement”); and

WHEREAS, Licensee and Hallmark entered into that certain Movie Channel Trademark License Agreement between the parties dated as of January 1, 2004, as extended as of August 1, 2004, as of August 1, 2005, as of April 10, 2006, as of August 1, 2007, as of August 1, 2008, as of August 15, 2009, as of June 29, 2010 and as of July 14, 2011, and as modified by the Trademark License Waiver Agreement, dated March 3, 2010 (collectively, the “Previous Movie Channel License Agreement,” and together with the Previous License Agreement, the “Previous License Agreements”); and

WHEREAS, Hallmark is the owner of the trademarks “Hallmark,” “Hallmark Entertainment,” “Hallmark Heroes,” and various other trademarks incorporating the Hallmark name that may be designated by Hallmark from time to time, and associated logos approved by Hallmark (the “Hallmark Marks”) and the trademark “Hallmark Hall of Fame” (the “Hall of Fame Mark”) in the United States. (Collectively, the Hallmark Marks with the Hall of Fame Mark shall constitute the “Licensed Marks”); and

WHEREAS, Licensee desires to use the Licensed Marks subject to the terms and conditions specified herein; and

WHEREAS, Hallmark desires to permit Licensee to use the Licensed Marks subject to the terms and conditions herein provided, and not otherwise.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto hereby amend and restate the Previous License Agreements in their entirety as follows:

1.             Grant. To the extent of its present and future ownership interest therein, and subject to the terms and conditions of this Agreement, Hallmark hereby grants to Licensee the rights below listed for the term of this Agreement, but only for so long as there is no Change in Control as defined in Section 9, and no event of Default has occurred hereunder:

a.             The non-exclusive, royalty-free license to use the Hallmark Marks in connection with the promotion, marketing, advertising, distribution and sale of Licensee’s Service (as defined in Section 3), in the United States.

b.             The non-exclusive, royalty free license to use the Hall of Fame Mark in the United States solely in connection with the program title “THE COLLECTION — from the library of the “Hallmark Hall of Fame” or such other title as may be approved by Hallmark from time to time for a period regularly showing pictures previously broadcast as Hallmark Hall of Fames.

2.             Limitations. Licensee agrees not to use the Licensed Marks in its corporate name.

3.             The Service. The “Service” shall mean the distribution of a channel or channels (or network or networks presenting a channel or channels) of high-quality, family oriented television programming of a character, nature and quality consistent with the image of Hallmark Cards, Incorporated.

4.             Standards.

a.            Licensee acknowledges its familiarity with the high standards of quality and guidelines maintained by Hallmark for the use of the Licensed Marks and the name “Hallmark,” and Licensee agrees to faithfully maintain these same standards in connection with its programming of the Service, including but not limited to complying with the broadcast standards set forth on Schedule A, as amended by Hallmark from time to time. Furthermore, Licensee agrees to comply with any guidelines or rules for use of the Licensed Marks as Hallmark may in its sole discretion, from time to time, promulgate in order to protect the quality image and reputation which the Licensed Marks and the name “Hallmark” presently enjoy and such guidelines or rules shall be incorporated herein as a part of this Agreement.

b.            Licensee acknowledges that Hallmark Cards was founded in 1910, is a privately owned company which enjoys a stellar reputation for excellence, quality, adherence to high ethical and moral values, and whose brand “Hallmark” consistently rates in the top ten brands in the U.S. for consumer recognition, consumer trust and quality. Further, “Hallmark Hall of Fame” productions have won 78 Emmys over the past 40 years. Licensee further acknowledges that Hallmark would not grant this trademark license if it did not control Licensee.

c.             Licensee agrees to designate an individual at Licensee’s expense who will be responsible for monitoring the use of the Licensed Marks and ensuring that the Licensed Marks are utilized in accordance with this

Agreement and that all required requests for approval are properly submitted to Hallmark.

5.             Approval. Licensee agrees to comply with the brand identity standards of the branding committee established by Hallmark (“Branding Committee”) which standards shall include, but not be limited to, logo, program headers, visual/verbal standards, uses and positioning of logo, application of logo to any marketing materials, uses by any MSOs, uses in other media such as print advertising. Further, Licensee agrees that programming shall comply with the broadcast standards on Schedule A as amended by Hallmark from time to time. Licensee shall submit to Hallmark periodically at Hallmark’s request, the program schedule for its Service at least 30 days in advance for Hallmark’s prior written approval. Licensee shall also submit to Hallmark all proposed press releases referring to the Hallmark Channel (other than advertising for shows and announcements of personnel changes), prototypes of advertising, promotional materials and other marketing materials for Hallmark’s prior written approval as to format and content. After guidelines are approved by Hallmark, Licensee will thereafter submit only such matters that reflect a change in direction or as requested by Hallmark. Additionally, Licensee shall, at the request of Hallmark, submit to Hallmark pictures, programs, film credits and other materials utilizing the Licensed Marks or broadcast on the Service for Hallmark’s approval, which may be withheld for any reason.

6.             Trademark Protection.

a.             Hallmark will use its reasonable efforts to maintain existing registrations for the Licensed Marks for use by Licensee pursuant to the terms and conditions herein contained.

b.             Licensee agrees to cooperate with Hallmark in obtaining and preserving for Hallmark trademark protection for the Licensed Marks and the name “Hallmark,” to execute all documents which in Hallmark’s judgment are necessary therefor, and to give Hallmark advance notice of all contemplated uses of the Licensed Marks. Licensee agrees to recognize Hallmark’s trademark rights in the Licensed Marks and to do nothing in derogation or dilution thereof, either during the term of this Agreement or at any time thereafter. Licensee, for itself, its successors and assigns, does hereby absolutely grant, convey, and assign to Hallmark any and all legal and equitable right, title and interest, both tangible and intangible, which it has or may hereafter acquire in the Licensed Marks, including, but not limited to, any goodwill hereinafter generated or created by it or anyone acting or claiming under it.

c.             Licensee, upon prior written approval from Hallmark, shall have the right to enforce, at Licensee’s sole expense, its rights in the Licensed Marks granted hereunder against third parties that are or may be infringing the Licensed Marks so as to affect Licensee’s rights granted hereunder.

d.             Except as expressly set forth herein, Hallmark shall have the right to take any action without regard to the effect of such action on the rights granted in Section 1 hereof.

7.             Term. This Agreement shall terminate upon the earlier of (i) June 30, 2021 or (ii) the payment in full of all obligations, and termination of all commitments, under that certain Credit Agreement dated as of June 25, 2015, among Crown Media Holdings, Inc. as the Borrower, Wells Fargo Bank, National Association as Agent and various other parties thereto, as amended, supplemented, or amended and restated from time to time, subject to earlier termination of this Agreement pursuant to Section 9 of this Agreement. No course of dealing, lack of notice of intent not to renew, implied consent or other doctrine of law or equity shall be deemed to give Licensee the right to continued use of the Licensed Marks beyond the stated term of this Agreement, or to create any duty (fiduciary or otherwise) on Hallmark to permit any such use beyond the term of this Agreement.

8.             Default. It shall be a Default hereunder in the case of the happening and during the continuance of any of the following:

a.             Licensee distributes any program or picture in connection with the Service which in Hallmark’s sole discretion fails to comply with the standards set forth in Section 4 hereof and Licensee fails to remove and stop the distribution, exhibition and broadcast of such non-complying program or picture within 10 days of written notice from Hallmark;

b.             A Default occurs pursuant to Section 8(a) hereof three or more times in any given 12 month period, regardless of whether Licensee has removed or stopped within 10 days of written notice from Hallmark.

c.             Licensee uses any of the Licensed Marks other than in accordance with the terms of the grant herein or Licensee fails to comply with any term or obligation of this Agreement (other than 8(a) above) and, if curable, fails to cure such unapproved use or breach within 10 days of the date of written notice from Hallmark specifying such breach.

d.             Licensee fails to make any payment when due under any loan agreement with any financial institution and fails to make such payment within 5 days thereafter.

e.             Auditors determine that Licensee is no longer an ongoing concern.

9.             Termination.

a.             This Agreement shall terminate immediately and automatically without notice in the event that

i.               Licensee attempts to assign, sublicense, pledge, transfer or otherwise convey by operation of law or otherwise, all or any interest in, directly or indirectly (“Transfer”) its rights hereunder;

ii.             Licensee is adjudicated bankrupt, becomes insolvent, makes any assignment for the benefit of its creditors, has its assets placed in the hands of a receiver, files a petition in bankruptcy, has filed against it a petition in bankruptcy which is not discharged within 60 days after its filing, or is dissolved or liquidated (in which case, Licensee, its receivers, representatives, trustees, agents, or successors shall have no right to exploit or in any way utilize the Licensed Marks).

b.             This Agreement shall terminate immediately upon the occurrence of an event of Default pursuant to Section 8 hereof.

c.             This Agreement shall terminate immediately upon the occurrence of a Change in Control which shall occur in the event that Licensee is no longer a subsidiary of Crown Media Holdings, Inc. or Hallmark Cards, Incorporated and/or its wholly owned subsidiaries no longer collectively beneficially own at least 51% of the voting interest and 35% of the equity interest of Crown Media Holdings, Inc. or no longer designate a majority of the Board of Directors of Crown Media Holdings, Inc.

d.             Upon the termination or expiration of this Agreement, Licensee agrees to immediately and permanently discontinue the use of the Licensed Marks, including any adaptations thereof.

e.             Licensee hereby acknowledges that its misuse of the Licensed Marks or failure to cease the use of the Licensed Marks upon the termination or expiration of such rights or this Agreement will result in damage to Hallmark for which there is no adequate remedy at law. Accordingly, in the event of such misuse or failure, Hallmark shall be entitled to equitable relief by way of temporary and permanent injunctions and such other relief as any court of competent jurisdiction may deem just and proper.

10.          Additional Agreement. Licensee hereby agrees that Hallmark and its affiliates shall not have any liability or obligation to Licensee on account of the exercise of any of Hallmark’s rights or remedies hereunder. Licensee hereby waives and releases any right to commence or pursue any legal action (whether suit, counterclaim, cross claim or other action) against Hallmark or any of its affiliates challenging the termination by Hallmark of the trademark license granted herein based on a theory of breach of fiduciary obligation or conflicts of interest of Hallmark or any of its affiliates or similar theories or premised on the exercise of control or influence over management by Hallmark or its affiliates.

11.          Third Party Infringement. Licensee shall promptly notify Hallmark of any apparent infringement of any rights granted by Hallmark to Licensee hereunder. Hallmark shall have the exclusive right to institute legal action (at its own expense) against the infringer or to otherwise terminate such infringement. Licensee shall have no right to make any demands or claims, bring suit, effect any settlements or take any other action with respect to such an infringement without the prior written consent of Hallmark. Licensee agrees to cooperate at its cost with Hallmark with respect to any suits or other action taken under this paragraph and that all recoveries for such infringements shall belong to Hallmark. Hallmark may name Licensee as a party to any suit against third party infringers if Hallmark, in its sole opinion, determines that it is desirable to any infringement suit.

12.          Nonassignability. Licensee agrees that without the prior written consent of Hallmark it may not transfer the rights granted hereunder or permit any third party to utilize the Licensed Marks (e.g. as a channel name) other than third party use incidental to Licensee’s use described in Section 1(b) hereof and any such transfer shall be null and void upon such proposed transfer.

13.          Applicable Law. The validity, construction and performance of this Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Missouri. In any dispute relating to this Agreement, the parties hereto submit themselves to the exclusive jurisdiction of the tribunals of the State of Missouri and the United States Courts within the State of Missouri, expressly waiving any venue to which they may be entitled by their present or future domiciles and any objection based on forum non conveniens.

14.          No Agency. Nothing in this Agreement shall be construed to make either party hereto the agent or representative of the other party and neither party shall so hold itself out nor shall either party be liable or be bound by any act or omission of the other party.

15.          Waiver. Failure of either party at any time to require the performance of any provision under this Agreement shall not affect the right of such party to require full performance thereafter and a waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of any further or similar breach or as nullifying the effectiveness of such provision.

16.          Amendments. This Agreement expresses the entire understanding of the parties hereto and replaces any prior oral or written agreements concerning the subject matter hereof and Licensee acknowledges that it has not executed this Agreement in reliance upon any promise, agreement, representation or warranty not expressly set forth in this Agreement. No amendment, modification, or supplementation hereof shall be effective or binding on either party hereto unless reduced to writing and executed by the duly authorized representatives of both parties hereto.

17.           Security Interest. Licensee hereby acknowledges the difficulty of determining the amount of any damage arising from Licensee’s use of the Licensed Marks other than in accordance with the grant in this Agreement, particularly inasmuch as no payment or royalty is required for the license granted herein. Therefore, to secure Licensee’s performance pursuant to this Agreement and compensation for any damage to Hallmark’s name or reputation due to a breach of this Agreement, the parties have previously entered into that Security Agreement dated as of March 27, 2001 and Licensee hereby ratifies Hallmark’s first and prior lien and security interest in and to all of Licensee’s right and interest in and to this Agreement pursuant to such Security Agreement and agrees to execute all filings, continuations and other documents which in Hallmark’s judgment are necessary to perfect and retain Hallmark’s first and prior lien and security interest.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

HALLMARK LICENSING, LLC

By	/s/ Brian Gardner

Title	Vice President

CROWN MEDIA UNITED STATES, LLC

By	/s/ C. Stanford

Title	VP